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                                                              File No. 070-10128


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM U-1/A
                        POST-EFFECTIVE AMENDMENT NO. 13
                                       TO
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

                              Utility Holding, LLC
                           200 West Ninth Street Plaza
                                    Suite 411
                           Wilmington, Delaware 19801

                    CenterPoint Energy Houston Electric, LLC
                                 1111 Louisiana
                              Houston, Texas 77002

             (Names of companies filing this statement and addresses
                         of principal executive offices)

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                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 77002

                 (Name of top registered holding company parent)

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                                 Rufus S. Scott
                            CenterPoint Energy, Inc.
                   Vice President, Deputy General Counsel and
                         Assistant Corporate Secretary
                                 1111 Louisiana
                              Houston, Texas 77002

                                 (713) 207-7451

                     (Name and address of agent for service)

                    ----------------------------------------

                 The Commission is also requested to send copies
            of any communications in connection with this matter to:

      James R. Doty                            Margo S. Scholin
      Joanne C. Rutkowski                      Baker Botts L.L.P.
      Baker Botts L.L.P.                       3000 One Shell Plaza
      The Warner                               Houston, Texas 77002-4995
      1299 Pennsylvania Ave., NW               (713) 229-1234
      Washington, DC 20004-2400
      (202) 639-7700
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                                TABLE OF CONTENTS

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION.............................    2
   A. INTRODUCTION.......................................................    2
   B. BACKGROUND.........................................................    2

ITEM 2.  FEES, COMMISSIONS AND EXPENSES..................................    4

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.................................    4
   A. APPLICABLE PROVISIONS..............................................    4
   B. RULE 54 ANALYSIS...................................................    4

ITEM 4.  REGULATORY APPROVAL.............................................    5

ITEM 5.  PROCEDURE.......................................................    5

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS...............................    5
   A. EXHIBITS...........................................................    5

ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS.........................    6


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ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.

     A.   Introduction

          This Amendment No. 13 amends the previous filings made in File No. 070-10128.

          By Holding Company Act Release No. 27692, File No. 70-10128, dated June 30, 2003, and by various supplemental orders (collectively, the "Omnibus Financing Order"), the Securities and Exchange Commission (the "Commission") authorized CenterPoint Energy, Inc. ("CenterPoint"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiaries to effect certain financial transactions. The Commission in the Omnibus Financing Order reserved jurisdiction over CenterPoint's request to form and capitalize one or more special-purpose subsidiaries of CenterPoint Energy Houston Electric, LLC (the "T&D Utility") to issue in an amount as determined by the Public Utility Commission of Texas (the "Texas Commission"), securitization bonds (the "Transition Bonds") to monetize and recover the balance of stranded costs relating to previously owned electric generation assets and other qualified costs as determined in the True-Up Order (as defined below). CenterPoint, Utility Holding, LLC, and the T&D Utility (collectively, the "Applicants") ask the Commission to release jurisdiction over the formation and capitalization of a direct, wholly owned subsidiary of the T&D Utility, anticipated to be named CenterPoint Energy Transition Bond Company II, LLC (the "Issuer").(1) As explained more fully herein, Applicants will seek a further release of jurisdiction for the Issuer to issue the Transition Bonds.

     B.   Background

          1.   Regulatory History

          The Texas Electric Restructuring Law (the "Restructuring Law") was enacted by the Texas legislature in June 1999 and became effective on September 1, 1999. The Restructuring Law substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail competition for electric customers. It also required integrated utilities to separate their generating, transmission and distribution and retail sales functions pursuant to plans approved by the Texas Commission.

          The Restructuring Law allows utilities to recover their net, verifiable, nonmitigable stranded costs incurred in purchasing power and providing electric generation service. It contains provisions that allow the utility to recover the amount by which the market value of its generating assets, as determined by the Texas Commission under a formula prescribed in the Restructuring Law, is below its regulatory book value for those assets as of the

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(1) CenterPoint Energy Transition Bond Company, LLC is a Delaware limited liability company established in November 1999. In October 2001, it issued transition bonds and used the net proceeds to purchase certain transition property from Reliant Energy, Incorporated (now CenterPoint). The Transition Bonds to be issued by the Issuer in this matter will be secured by separate transition property as described herein.


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end of 2001. It also allows the utility to recover certain other transition costs, such as a final fuel reconciliation balance, regulatory assets and an amount designed to true-up the difference between the Texas Commission's projected market prices for generation during 2002 and 2003 and the actual market prices for generation as determined in the state-mandated capacity auctions during that period. On March 31, 2004, the T&D Utility, Texas Genco, LP and Reliant Energy Retail Services, LLC jointly applied to the Texas Commission for an order determining the T&D Utility's stranded cost and true-up balance pursuant to the Restructuring Law, as described above (the "True-Up Order"). On November 23, 2004, the Texas Commission signed and formally issued the True-Up Order, which will allow the T&D Utility to recover approximately $2.3 billion of stranded costs and interest.

               The Restructuring Law permits electric utilities, such as the T&D Utility, to recover stranded costs and generation-related regulatory assets through irrevocable nonbypassable transition charges assessed on substantially all retail electric customers within a utility's certificated service territory as it existed on May 1, 1999. The amount and terms for collections of these transition charges will be governed by a financing order (the "Financing Order") issued to the T&D Utility by the Texas Commission. It is contemplated that, on or about December 1, 2004, the T&D Utility will file a request with the Texas Commission for a Financing Order.

               The Restructuring Law permits an electric utility, such as the T&D Utility, to form a special purpose entity like the Issuer and to transfer to that entity its rights and interests under the Financing Order, including the right to receive transition charges. And such an entity is authorized to issue Transition Bonds, secured by the right to receive revenues arising from the transition charges. Once transferred to the Issuer, the T&D Utility's right to receive the transition charges, all revenues and collections resulting from the transition charges and its other rights and interests under the Financing Order will constitute transition property ("Transition Property").

               The primary transactions underlying the offering of the Transition Bonds are as follows:

          o The T&D Utility will sell the Transition Property to the Issuer in exchange for the net proceeds from the sale of the Transition Bonds,

          o The Issuer will sell the Transition Bonds, which will be secured by the related Transition Property, to underwriters, and

          o    The T&D Utility will act as the servicer of the Transition
               Property.

The Transition Bonds will be issued in one or more series by the Issuer. The principal amount and interest on the bonds will be amortized through non-bypassable charges to the retail electric customers within the T&D Utility's service territory, as authorized by the Texas Commission. Under the Restructuring Law, the Transition Bonds must be fully repaid within fifteen years of


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the date of issuance. It is expected to be a condition of issuance that each series of transition bonds be rated "Aaa" by Moody's Investors Service, Inc., "AAA" by Standard and Poor's Rating Services, a Division of The McGraw-Hill Companies, and "AAA" by Fitch, Inc. The obligations on the bonds will be non-recourse to the T&D Utility and to all other entities in the CenterPoint system other than the Issuer. The Applicants expect the Issuer to be in a position to issue the bonds in the first half of 2005, but the schedule may be affected by the timing of receipt of the Financing Order, any appeals of the order and on market conditions.

          2.   Requested Authority

          The offer and sale of the Transition Bonds will be registered under the Securities Act of 1933. Applicants are in the process of drafting a Registration Statement on Form S-3 (the "Form S-3") for such registration. Applicants expect to file the Form S-3 with the Commission under the 1933 Act at or about the same time that the T&D Utility files an application for the Financing Order to issue the Transition Bonds with the Texas Commission. It is contemplated that the T&D Utility will file the request for the Financing Order on or about December 1, 2004.

          The Issuer of the Transition Bonds must be formed before the Form S-3 is filed. Accordingly, Applicants seek authority to form and capitalize the Issuer with a contribution from its sole member, the T&D Utility, in the amount of $1,000.(2) Applicants will seek a further release of jurisdiction for the issuance of Transition Bonds by the Issuer, and related transactions.(3)

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.

          The fees, commissions and expenses paid or incurred or to be incurred in connection with this Amendment are estimated to be $20,000.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.

     A.   Applicable Provisions

     Sections 6(a), 7, 9 and 10 thereunder govern the proposed transaction. To the extent the Commission believes other sections or rules are applicable to the proposed transaction, Applicants deem that they be included in this item.

     B.   Rule 54 Analysis.

          The proposed transactions are subject to Rule 54 under the Act, which refers to Rule 53. Rule 54 under the Act provides that in determining whether to approve certain


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(2) The investment will be structured as a capital contribution and not a loan.

(3) As noted above, the Issuer will be a special-purpose entity and, as such, will not acquire or dispose of any utility assets within the meaning of the Act.


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transactions other than those involving exempt wholesale generators ("EWGs") or foreign utility companies ("FUCOs"), as defined in the Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary company which is an EWG or FUCO if Rule 53(a), (b) and (c) under the Act are satisfied. Texas Genco, LP and Texas Genco II, LP, a newly formed entity, have been qualified as EWGs but CenterPoint does not intend to seek any long-term financing authority in connection therewith.

          CenterPoint has no investments in FUCOs. It holds its EWG investments in Texas Genco, LP and Texas Genco II, LP through a partially-owned indirect subsidiary company, Texas Genco Holdings, Inc. ("Texas Genco"). These investments in Texas Genco, LP and Texas Genco II, LP are CenterPoint's only EWG investments. On July 21, 2004, CenterPoint and Texas Genco announced a definitive agreement for GC Power Acquisition LLC ("GC Power"), a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire Texas Genco.(4) As of September 30, 2004, CenterPoint's aggregate investment in Texas Genco was approximately $2.331 billion.

          As a result of the restructuring authorized in the Commission order dated July 5, 2002 (HCAR No. 27548), CenterPoint had negative retained earnings as of December 31, 2003, and so is not in compliance with Rule 53(a)(1). CenterPoint complies with, and will continue to comply with, the record-keeping requirements of Rule 53(a)(2) under the Act, the limitation under Rule 53(a)(3) under the Act on the use of domestic public-utility company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) under the Act concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Further, none of the circumstances described in Rule 53(b) under the Act has occurred or is continuing. Rule 53(c) under the Act is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

ITEM 4.   REGULATORY APPROVAL.

          No state or federal commission other than the Commission has jurisdiction with respect to any of the proposed transactions described in this Amendment. The proposed issuance and sale of transition bonds is subject to the approval of the Texas Commission. The T&D Utility's applications to the Texas Commission are described in Item 1.B.1.

ITEM 5.   PROCEDURE.

          The Applicants request that the Commission's order be issued as soon as possible, and that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order, unless the Division opposes the matters proposed herein.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.

     A.   Exhibits.

          F-1   Opinion of Counsel (to be filed by amendment)

          F-2   Past Tense Opinion of Counsel (to be filed by amendment)


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(4) Texas Genco II, LP was formed solely for the purpose of facilitating the sale of Texas Genco.

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ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.

          The proposed transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.

SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this application/declaration to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the applicants, through the undersigned, is restricted to the information contained in this application/declaration which is pertinent to the instant application/declaration.

Date: November 29, 2004

CENTERPOINT ENERGY, INC.
Utility Holding, LLC
CenterPoint Energy Houston Electric, LLC

/s/ Rufus S. Scott
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Name:  Rufus S. Scott
Title: Vice President, Deputy
General Counsel and Assistant
Corporate Secretary
CenterPoint Energy, Inc.


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